Exhibit 8.2

April 26, 2016

Boards of Directors WCF Financial, M.H.C. Webster City Bancorp, Inc. WCF Bancorp, Inc. WCF Financial Bank 401 Fair Meadow Drive Webster City, IA 50595	RSM US LLP 400 Locust Street Suite 640 Des Moines, IA 50309 T +1 515 558 6600 F +1 515 284 1545 www.rsmus.com

RE:	Iowa State Tax Opinion Relating to the Conversion of WCF Financial, M.H.C. from the Mutual to the Capital Stock Form of Organization

Ladies and Gentlemen:

We are providing a state tax opinion of the proposed conversion (the “Conversion”) of WCF Financial, M.H.C., a federal mutual holding company (the “Mutual Holding Company”), from the mutual to the capital stock form of organization.

At the request of Luse Gorman, PC (“Luse Gorman”) and WCF Financial, we have relied upon the federal tax opinion of Luse Gorman, as well as Representations of WCF Financial listed in the Luse Gorman’s federal tax opinion. We have included Luse Goreman’s tax opinion as Exhibit A.

This opinion is limited to the Iowa income tax treatment of the conversion of the Mutual Holding Company from the mutual to the capital stock form of organization. Additional issues may exist that could affect the opinion rendered in this letter that are outside the scope of this letter. With respect to any Iowa income tax issues outside of the limited scope of this letter, the opinion was not written, and cannot be used by the taxpayer, for the purposes of avoiding tax penalties that may be imposed on the taxpayer.

Our opinion is based on published Iowa income tax statutes, administrative rules, case law and other guidance as of the date of March 1, 2016. Changes in Iowa statutes, administrative rules, case law and other guidance that occur after March 1, 2016 are beyond the scope of this opinion. Any such changes may impact the conclusions expressed in this opinion and it is solely your responsibility to monitor for law changes after March 1, 2016, and evaluate the impact of such changes, if any, on the conclusions expressed herein. Additionally, to the extent there is a change in the federal income tax authorities referenced in this opinion or in the federal tax opinion of Luse Gorman, the conclusions of this opinion may be impacted as well.

In rendering this opinion, we have made no independent investigation of the facts referred to herein, but have relied exclusively on the facts presented in Luse Gorman’s tax opinion and representations provided to Luse Gorman by the Mutual Holding Company. These representations are included in this opinion as Exhibit B. We have not reviewed any of the documents referenced in the Luse Gorman tax opinion.

Boards of Directors

WCF Financial, M.H.C.

Webster City Bancorp, Inc.

WCF Bancorp, Inc.

WCF Financial Bank

April 26, 2016

PROPOSED TRANSACTION

The following description of the proposed transactions is reproduced directly from the Luse Gorman tax opinion:

Based upon our review of the documents described above, and in reliance upon such documents, we understand that the relevant facts are as follows. In August 1994, the Bank reorganized into a mutual holding company form of organization, and in July 1999 the Bank became the wholly-owned subsidiary of the Mid-Tier Holding Company. The Mid-Tier Holding Company is a stock holding company, whose shares are presently quoted on the OTC Pink Marketplace. The Mid-Tier Holding Company’s majority owner is the Mutual Holding Company. The Members of the Mutual Holding Company are the depositors of the Bank, who are entitled upon the complete liquidation of the Mutual Holding Company to any liquidation proceeds after the payment of creditors. At December 31, 2015, the Mid-Tier Holding Company had 3,019,005 shares of common stock outstanding, of which 522,476 shares, or 17.3%, were owned by the public and the remaining 2,496,529 shares of common stock of the Mid-Tier Holding Company, or 82.7%, were held by the Mutual Holding Company.

The Boards of Directors of the Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company, and the Bank have adopted the Plan providing for the Conversion of the Mutual Holding Company from a federally-chartered mutual holding company to the capital stock form of organization. As part of the Conversion, the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company, and will offer shares of Holding Company Common Stock to depositors and certain borrowers, current stockholders of the Mid-Tier Holding Company and members of the general public in the Offering.

Pursuant to the Plan, the Conversion will be effected as follows and in such order as is necessary to consummate the Conversion:

(1)	The Holding Company will be organized as a first tier Iowa-chartered stock holding company subsidiary of the Mid-Tier Holding Company.

(2)	The Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving entity (the “MHC Merger”), whereby, the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be cancelled and Members of the Mutual Holding Company (e.g., the depositors of the Bank) will constructively receive liquidation interests in Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company.

Boards of Directors

WCF Financial, M.H.C.

Webster City Bancorp, Inc.

WCF Bancorp, Inc.

WCF Financial Bank

April 26, 2016

(3)	Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with the Holding Company (the “Mid-Tier Merger”), with the Holding Company as the resulting entity and the Bank will become the wholly-owned subsidiary of the Holding Company. As part of the Mid-Tier Merger, the liquidation interests in Mid-Tier Holding Company constructively received by the Members will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account and the Minority Shares will automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio.

(4)	Immediately after the Mid-Tier Merger, the Holding Company will offer for sale Holding Company Common Stock in the Offering.

(5)	The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for common stock of the Bank and in exchange for the Bank Liquidation Account.

Following the Conversion, a Liquidation Account also will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 19 of the Plan, the Liquidation Account will be equal to the product of (a) a fraction, the numerator of which is the percentage of the outstanding shares of the common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company immediately prior to the completion of the Conversion and the denominator of which is the total number of shares of the Mid-Tier Holding Company common stock issued and outstanding immediately prior to the completion of the Conversion, multiplied by (b) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus utilized in the Conversion, plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition contained in the final prospectus used in the Conversion. The terms of the Liquidation Account and Bank Liquidation Account are set forth in Section 19 of the Plan.

As part of the Conversion, all of the then-outstanding shares of Mid-Tier Holding Company common stock owned by Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio which ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held in Mid-Tier Holding Company common stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the Offering, receipt of cash in lieu of fractional shares and adjustment of the Exchange Ratio to reflect assets held by Mutual Holding Company (other than shares of

Boards of Directors

WCF Financial, M.H.C.

Webster City Bancorp, Inc.

WCF Bancorp, Inc.

WCF Financial Bank

April 26, 2016

stock of the Mid-Tier Holding Company). As part of the Conversion, additional shares of Holding Company Common Stock will be offered for sale on a priority basis to depositors and certain borrowers of the Bank, natural persons (including trusts of natural persons) residing in Hamilton and Buchanan Counties, Iowa, current stockholders of the Mid-Tier Holding Company, and to members of the public in the Offering.

As a result of the Conversion and Offering, the Holding Company will be a publicly-held corporation, will register the Holding Company Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly-owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The stockholders of the Holding Company will be the former Minority Stockholders of the Mid-Tier Holding Company immediately prior to the Conversion, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank’s tax-qualified employee plans (“Employee Plans”), Supplemental Eligible Account Holders, and certain depositors of the Bank as of the Voting Record Date and borrowers from the Bank who qualify as Voting Members (“Other Members”). The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering or Syndicated Community Offering to certain members of the general public (with preferences given first to persons residing in Hamilton and Buchanan Counties, Iowa and then to Minority Stockholders) and if shares remain after the Subscription Offering and Community Offering, shares may be offered, at the sole discretion of the Holding Company, to members of the general public in a Syndicated Community Offering.

IOWA OPINION

Our opinion is based on the federal income tax treatment of the transactions as provided by Luse Gorman. As requested by Luse Gorman, we have addressed each point of their tax opinion from an Iowa income tax perspective. Our opinion is subject to the general conditions referenced in the last section of the opinion.

1)	The MHC Merger, as described above, will more likely than not result in no gain or loss recognized by the Mutual Holding Company and Mid-Tier Holding Company for Iowa income tax purposes, provided that the proposed transaction is properly classified as tax-free under the Internal Revenue Code and no income or loss will be included in the taxable income of any organization, corporation, or institution before net operating loss deduction. Luse Gorman’s tax opinion provided that there will be no gain or loss on this transaction for Federal income tax purposes. See Iowa Code §§ 422.32(1)(h), .35; Iowa Admin. Code r. 701—53.1, .16.; In the matter of the Petition of First Federal Savings and Loan Association of Sioux City, Iowa Dep’t of Revenue Declaratory Order No. 92-24-6-0158 (1991).

Boards of Directors

WCF Financial, M.H.C.

Webster City Bancorp, Inc.

WCF Bancorp, Inc.

WCF Financial Bank

April 26, 2016

2) The Mid-Tier Merger, as described above, will more likely than not result in no gain or loss recognized by the Holding Company and Mid-Tier Holding Company for Iowa income tax purposes, provided that the proposed transaction is properly classified as tax-free under the Internal Revenue Code and no income of loss will be included in the taxable income of any organization, corporation, or institution before net operating loss deduction. Luse Gorman’s tax opinion provided that there will be no gain or loss on this transaction for Federal income tax purposes. See Iowa Code §§ 422.32(1)(h), .35; Iowa Admin. Code r. 701—53.1, .16.; In the matter of the Petition of First Federal Savings and Loan Association of Sioux City, Iowa Dep’t of Revenue Declaratory Order No. 92-24-6-0158 (1991).

We provide no opinion on the following issues opined on by Luse Gorman:

•	The Iowa income tax consequences to any of the shareholders, stockholders, or Account Holders.

•	The holding periods of assets or stocks exchanged, purchased, or transferred as a result of these transactions.

•	The fair market value of the benefits or rights associated with the transactions.

•	The Iowa income tax consequences of the transactions upon the persons who have liquidation interests in the Mutual Holding Company.

•	The basis of stock or assets purchased or received as a result of these transactions.

•	The gain or loss recognized by the Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering.

•	The payment of cash to the Minority Stockholders in lieu of fractional shares of Holding Company Common Stock.

GENERAL CONDITIONS

The analysis and conclusions expressed in this memorandum are subject to the following general conditions:

Applicable Law: Our analysis and conclusions relate solely to the income tax consequences under the laws of Iowa, as of the date of this opinion, and we have not addressed the tax consequences to you under any other Federal, state, local, or foreign tax law.

Changes in Law: Subsequent changes in the Iowa Statutes, administrative rules, IRC or applicable Treasury Regulations, or issuance of new case or ruling authority, could materially and adversely affect our analysis and conclusions. Delivery of this opinions is not an undertaking on our part to update this memorandum or advise you of any changes in law.

Issues Addressed: This opinion is limited to advice concerning the tax issues enumerated above, and it does not consider all of the issues that may arise in connection with the transactions. Our analysis and conclusions are limited to discussing the enumerated tax consequences to the addressee(s) and arising from the transactions described in this opinion. It is possible that there may be alternative transactions to effectuate the transactions that offer more favorable tax consequences. This opinion is not an endorsement of any alternative transactions nor is it a recommendation that any addressee proceed with any alternative transactions.

Boards of Directors

WCF Financial, M.H.C.

Webster City Bancorp, Inc.

WCF Bancorp, Inc.

WCF Financial Bank

April 26, 2016

Reportable Transactions: The IRC requires that you disclose on your Federal tax return certain “reportable transactions” or “listed transactions.” There are significant financial penalties for failure to disclose these transactions, and these penalties apply even if the transaction does not lead to an understatement of tax. Certain states require similar disclosures on your state tax returns. Except as expressly provided in this opinion, we have not reviewed any transaction to determine whether it is a “reportable transaction” or a “listed transaction.”

No Guarantee: Our analysis and conclusions are based on our interpretation of the applicable law, regulations, and certain case and ruling authority as of this date of this opinion. Some of these matters are not free from doubt, and out analysis and conclusions are not binding on the IRS, any state, local, or foreign tax authority, or on any court. Our analysis and conclusions are based upon our professional judgment, and are not a guarantee of the ultimate consequences described in this opinion.

Possibility of Litigation: If the IRS, State of Iowa or another taxing authority adopts a position contrary to the analysis and conclusions in our opinion, it might be necessary to pursue administrative appeals or litigation. Decision of whether and how to pursue administrative appeals or litigation may be based on considerations of cost, publicity, and other matters unrelated to the technical merits of a tax position.

Reliance: This opinion is rendered only for the benefit of the named addressee(s), and does note address the tax consequences to any other person or entity that is not an addressee. No person or entity other than the named addressee(s) may rely on this opinion.

Disclaimer of Legal and Investment Advice: This opinion represents our conclusions and analysis concerning tax issues. It does not constitute legal or investment advice. We recommend that you retain competent legal counsel and investment advisers to address legal and investment issues.

Sincerely,

/s/ Paul G. Cain

Paul G. Cain, Partner